Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2026, with respect to the consolidated financial statements of Hepion Pharmaceuticals Inc. (the “Company”), included in its Annual Report on Form 10-K for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

August 7, 2026